Exhibit 10.4

April 10, 2020

Carl Esposito
intentionally omitted
intentionally omitted

Dear Carl:

This letter agreement (this “Amendment”) shall supplement and amend the Employment Agreement by and between you and Lear Corporation (the “Corporation”), dated as of August 8, 2019 (as may have been previously amended, the “Employment Agreement”). All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Employment Agreement. This Amendment confirms certain adjustments to your annual base salary in connection with the Corporation’s response to the COVID-19 pandemic. Specifically, your annual base salary will be reduced by five percent during the period beginning April 16, 2020 and ending on December 31, 2020 (such period, the “Waiver Period”). In addition, twenty percent of your annual base salary otherwise payable during the Waiver Period will be deferred and paid to you during the period commencing on April 30, 2022 and ending on July 31, 2022, subject to accelerated payment if certain conditions are met; provided, that you remain continuously employed with the Corporation through the applicable payment date.

The foregoing adjustments to your base salary shall be disregarded solely for purposes of calculating any Severance Payment that may become payable to you under the Employment Agreement in the event that you incur a qualifying termination of employment with the Corporation during the Waiver Period. In such event, the Severance Payment will be calculated based on your annual base salary as in effect immediately prior to the Waiver Period.

You hereby consent to the terms set forth in this Amendment and acknowledge and agree that the terms set forth herein do not constitute, and you hereby waive any right you may have to resign for, Good Reason pursuant to your Employment Agreement. Except as modified by this Amendment, the Employment Agreement shall remain in full force and effect; provided, that in the event that any provision in this Amendment conflicts with the Employment Agreement or any other agreement, policy, plan or arrangement between the Company and you, the terms of this Amendment shall govern. Please sign on the following page where indicated.

Sincerely,

LEAR CORPORATION

By: /s/ Harry Kemp
Name:    Harry Kemp
Title: SVP, General Counsel and Corporate Secretary

Acknowledged and agreed as of the 10th day of April 2020:

/s/ Carl Esposito_____________________________
Name: Carl Esposito